Exhibit 99.1

MEDIA CONTACT:	INVESTOR CONTACT:
Heather Cunningham	Tina Moore, Director, Investor Relations
Goldleaf Financial Solutions, Inc.	Goldleaf Financial Solutions, Inc.
813.374.6362	770.752.6460
media@goldleaf.com	tina.moore@goldleaf.com

Goldleaf Receives Deficiency Letter from Nasdaq

ATLANTA, September 17, 2009 — Goldleaf Financial Solutions, Inc. (NASDAQ: GFSI), a provider of integrated technology-based solutions designed to improve the performance of financial institutions, today announced that it had received a letter from The Nasdaq Stock Market, Inc. (“Nasdaq”) notifying the Company of its failure to maintain a minimum closing bid price of $1.00 over the preceding 30 consecutive trading days for its common stock as required by Nasdaq Marketplace Rule 5450(a)(1).

The letter stated that the Company had a grace period ending on March 15, 2010 to demonstrate compliance with the rule by maintaining a minimum closing bid price of at least $1.00 for a minimum of 10 consecutive trading days.  If the Company does not regain compliance with the minimum bid price rule by March 15, 2010, Nasdaq will issue a formal notice that the Company’s common stock is subject to delisting.  The Company has not been in compliance with the minimum bid price requirement since December 2008, but has not been subject to the delisting process prior to this time due to Nasdaq’s suspension of the minimum closing bid price requirements from October 2008 through the end of July 2009.

About Goldleaf Financial Solutions, Inc.

Goldleaf Financial Solutions, Inc. offers a strategic suite of integrated technology and payment processing solutions to global financial institutions of all sizes. Goldleaf’s products and services enable financial institutions to succeed in today’s competitive market, solidify their trusted financial relationships, expand their community presence and improve profitability through the efficient use of technology.  For more information about Goldleaf and its solutions, please visit the company at www.goldleaf.com.

Additional Information and Where to Find It

This current report on Form 8-K may be deemed solicitation material in respect to the proposed acquisition of Goldleaf Financial Solutions, Inc. by Jack Henry & Associates, Inc.  In connection with the acquisition, Goldleaf filed with the Securities and Exchange Commission a definitive proxy statement and other relevant materials.  The information contained in this communication is not complete and may be changed.  Before making any voting or investment decisions, Goldleaf encourages shareholders and investors to read its definitive proxy statement and any relevant materials filed with the Securities and Exchange Commission because they will contain important information about Goldleaf and its proposed acquisition by Jack Henry.  The definitive proxy statement was  mailed to Goldleaf’s shareholders of record as of August 28, 2009.  Shareholders and investors can obtain the definitive proxy statement and other relevant documents free of charge at the SEC’s web site, http://www.sec.gov or by contacting Goldleaf’s Director of Investor Relations at (678) 966-0844.

Participants in Solicitation

Goldleaf and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the holders of Goldleaf common stock in respect of the proposed transaction.  Information about the directors and executive officers of Goldleaf is set forth in its proxy statement for its 2009 Annual Meeting of Shareholders, which was filed with the Securities and Exchange Commission on April 21, 2009, in Goldleaf’s definitive proxy statement filed with the Securities and Exchange Commission in connection with the proposed acquisition on September 8, 2009 and in any additional materials filed or to be filed by Goldleaf with the Securities and Exchange Commission that is or will be identified as solicitation material.